February 26, 2025

Donald E. Souders, Jr.

3219 Marchant Drive

Bethlehem, PA 18017

Dear Don:

This letter will confirm your resignation from the Board of Directors of Unity Bancorp, Inc. and Unity Bank, and all committees therefor and any positions related thereto, effective as of the date of this letter. In connection with your resignation, and in light of your past service with both the Company and the Bank and your agreements set forth herein, we agree as follows:

1. Deferred Compensation Account.In connection with your participation on the Unity Bank Deferred Compensation Plan (the “Plan”), you currently have a Plan balance of $123,009.91 (the “Plan Benefit”). In accordance with the terms of the Plan and your pre-existing elections under the Plan, you will be paid the Plan Benefit in a lump sum within 10 business days of the date hereof.

2. 2025 Retainer.In recognition of your service to the Bank and the Company during 2025, the Bank will pay to you a pro rata portion of the retainer for Board service for 2025 otherwise payable to you in 2026. This payment equals $6,333 and will be paid within 10 business days of the date hereof.

3.Outstanding Stock Options.You currently hold options to purchase 1,333 shares of the Company’s common stock. These options are fully vested. Under the terms of the equity plans under which these options have been granted, you may continue to exercise these options for ninety (90) days from the date hereof, after which they will be forfeited and may no longer be exercised.

4.Vested Restricted Stock.You currently hold 8,400 shares of the Company’s common stock awarded pursuant to the Company’s equity compensation plans and which have fully vested. These shares are yours, and you may transfer or reregister them as you see fit and subject to any reporting obligation you may have under Section 16 of the Securities Exchange Act of 1934, as amended, and the Company’s Insider Trading Policy.

5.Unvested Restricted Stock.You currently hold 4,785 shares awarded pursuant to the Company’s equity compensation plans which have not yet vested. These unvested shares will be forfeited upon your resignation. However, the Company agrees to pay you the sum of $240,658 in lieu of these shares. This payment will be paid within 10 business days of the date hereof.

6.Non-Disparagement.You agree to forever refrain from making any disparaging remarks or other negative or derogatory statements, written or oral, to any third party relating to the  Company, the Bank, or their parents, subsidiaries, officers, employees, members or agents or customers~~;~~. The Company and the Bank agrees to forever refrain from making any disparaging remarks or other negative or derogatory statements, written or oral, to any third party relating to you or your service on the Boards; provided, however that the forgoing shall not prohibit you or us from providing truthful testimony in any judicial or administrative proceeding, if legally compelled to so testify. For purposes hereof, only statements made by the Chairman, Chief Executive Officer, President and Chief Financial Officer of the Company or the Bank shall be deemed statements made by or on behalf of the Company or the Bank.

7.Confidentiality. You acknowledge that during your service with the Company and the Bank, you have become privy to Confidential Information of the Company and the Bank as described below. You agree not to use, or disclose to others, the confidential records, business strategies or capabilities, customer lists, administrative processes, technical MIS systems, or other information which the Company or the Bank has identified as proprietary or confidential or which,  by its nature, is considered proprietary or confidential (hereinafter, “Confidential Information”).

Confidential Information shall include, but not be limited to, client information or records,  customer information or records, insurance policies, application forms, customer base, manuals, designs, procedures, formulas, discoveries, inventions, improvements, concepts, ideas, future plans and budgets, unannounced organizational or staffing changes, financial analyses or data, competitive analyses, management information, technical data, marketing plans and market studies belonging to, owned by or otherwise pertaining to the Company or the Bank.  This obligation of confidentiality shall apply regardless of whether the Confidential Information is in oral, written, electronic, disc, graphic, machine-readable or other form. This agreement not to disclose includes direct and/or indirect disclosure, regardless of the recipients of such Confidential Information.

Nothing in this Agreement shall prevent you from participating in or disclosing documents or  information in connection with any judicial or administrative proceeding to the extent that such participation or disclosure is required under law. Prior to disclosure, you hereby agree to provide the Company immediate notice of such request (to the extent lawfully permitted to do so) and will  use reasonable efforts to resist disclosure so that the Company may seek (with  your cooperation),  a protective order or other appropriate remedy. In addition, nothing in this Agreement shall preclude you from communicating or cooperating with any appropriate federal, state or local  government agency and participating in any monetary award related to such communication or cooperation.

8.Entire Agreement.  This Agreement is the complete agreement of the parties with respect to the subject matter herein, and, except as otherwise provided for herein, supersedes all agreements previously made between the parties relating to its subject matter.  This Agreement may not be amended or modified except by an agreement in writing signed by both parties.

9.Governing Law/Forum Selection.  This Agreement shall be governed by the laws of the State of New Jersey.  The parties agree that all disputes arising under this Agreement shall be resolved in the courts of the state of New Jersey sitting in Hunterdon County, or the federal district court for the District of New Jersey sitting on Newark, New Jersey.

Please evidence your acknowledgement of and agreement with these terms by executing this letter below in the space provided. We thank you for your service with Unity and wish you the best going forward.

Very truly yours,

______________________________________________________________

James A. HughesDavid D. Dallas

President and CEOChairman of the Board

Acknowledged and Agreed to:

_______________________________

Donald E. Souders, Jr.